Item 77(i): Terms of new or amended securities

An Articles Supplementary to Articles of Incorporation of Lord Abbett Municipal Income Fund, Inc. (the "Corporation"), dated July 26, 2010 is hereby incorporated by reference to the Post-Effective Amendment No. 48 to Lord Abbett Municipal Income Fund, Inc’s. (the "Fund") Registration Statement filed on July 26, 2010. The Amendment created a new series of stock, the legal name of which is Lord Abbett AMT Free Municipal Bond Fund. The Articles Supplementary also removes from the Articles the following series; Lord Abbett Minnesota Tax-Free Income Fund, Lord Abbett Texas Tax-Free Income Fund and Lord Abbett Washington Tax-Free Income Fund. The Articles Supplementary also authorized additional shares for various existing series.